Exhibit 10.11

                              EXPLORATION AGREEMENT
                              ---------------------

     This Exploration Agreement (the "Agreement") is entered into on January 31, 2006, (the "Effective Date") between Lexington Oil & Gas Ltd. Co., an Oklahoma limited liability company, (referred to as "First Party") and Dylan Peyton, LLC, a Texas limited liability company, (referred to as ("Second Party"). First Party and Second Party may be referred to collectively as the "Parties."

     First Party and Second Party are interested in conducting joint exploration operations, including the drilling of exploratory or development wells, for the discovery of and for the production of oil and/or gas in an area in McIntosh and Hughes Counties, Oklahoma.

     In consideration of the premises and the mutual covenants and agreements set out in this Agreement, First Party and Second Party agree as follows:

I.   Contract Area

     The area covered by this Agreement, called the "Contract Area," consists of those lands and leases described in Exhibit "A" attached hereto, all located in McIntosh and Hughes Counties, Oklahoma.

II.  Area of Mutual Interest

     The area of mutual interest ("AMI") shall be defined as the Contract Area and all areas within one mile of the boundaries of the leases assigned hereunder. This AMI shall be subject to the existing AMIs and Farmouts as provided to Second Party. The AMIs are with Orion Exploration, dated March 12, 2004 and amended April 5, 2004 (Coal Creek); AMI with Exok, Inc. dated June 29, 2004 (H9); Farmout with Faith Production, L.L.C. dated July 19, 2004 (Jon Swadley); and 3 Farmouts with Roy W. Swadley & Judith I. Swadley dated April 21, 2004 (South Lamar).

III. Interested Parties, Lease Acquisition

     A. Subject to the other terms and conditions of this Agreement, Avatar Energy, LLC, a Texas limited liability company and an Affiliate of Second Party, shall be the Operator of the Initial Test Well and any test well drilled under the terms of this Agreement and the Operating Agreement.

     B. First Party owns the oil and gas leases described in Exhibit A. Second Party will pay $575,000 to First Party for an assignment to be delivered to Second Party within 10 days after execution of this Agreement and simultaneously with the payment of $575,000 to First Party by Second Party, First Party shall deliver to Second Party an assignment of an undivided 50% of all the leases.

     C. Prior to Operator expending any sums for drilling operations under the terms of this Agreement or the Operating Agreement, for work that has been mutually approved by the Parties, Operator shall prepare and furnish Non-Operator (under the terms of the Operating Agreement) an Authority for Expenditure ("AFE") stating the estimated cost of the well or operation. Rights ascribed under the Operating Agreement include equal status for agreement on AFE's, significant contractors, budgets, and budget category over runs in excess of $10,000.

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IV.  Initial Test Well

     On or before April 21, 2006, Operator shall commence the drilling of at least one well in search of oil and/or gas at a legal location on a lease owned by First Party or a lease pooled therewith and shall continue the drilling of the well with due diligence to a depth sufficient to test the Hartshorne Coal formation or to a zone acceptable to both First Party and Second Party which is sufficient to extend the term of the lease(s).

V.   Subsequent Operations

     The Parties shall, by mutual agreement, determine the amount and type of exploratory work to be conducted by Operator on the lands included in the AMI, including but not limited to the drilling of test wells, seismic and subsurface studies, and the priority and/or order in which Operator shall conduct operations on the AMI.

     In the event the Parties cannot mutually agree on the drilling of any test well, after the Initial Test Well is drilling as provided for in Section IV., a well may be drilled by one of the Parties in the following manner:

     A. The Party electing to drill a test well shall submit a written proposal of the operation by presenting the other Party with the depth, objective formation, location, estimated cost, all in an AFE, and specify the commencement date for the well. Within 30 days after the proposal is delivered, the other Party shall make an election to participate in the well or assign its interest under the terms and conditions set out in Exhibit "B". The Party proposing the well must commence the well within 90 days of the date of the proposal or lose the right to propose another well for a period of 60 days from the expiration of the 90 day period. No Party may propose more than two wells in any 30 day period, unless all Parties agreed to an increase in the number of proposal that may be made.

     B. In the event a test well is proposed and the non-proposing party elects not to participate in the drilling of the well, the non-participating party must assign all of its right, title and interest in the test well to the proposing party.

     C. Should the Party drilling a test well pursuant to paragraphs A. and B. of this Section fail to reach the objective depth in a well due to mechanical difficulties of because of encountering conditions which are normally considered in the industry to be impenetrable or which, in the Party's opinion would make further drilling impractical by ordinary drilling methods, the party shall have the right within thirty (30) days after good faith discontinuance of operations on the test well, to commence actual drilling of a substitute test well at the location of its choice within the same spacing unit, under the terms and conditions prescribed for the test well. The substitute well should be treated for purposes of this Agreement as if it were the test well for which it is substituted.

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VI.  Properties and Interest Subject to this Agreement

     A. The properties and interests subject to this Agreement (the "Joint Property") are: (1) the jointly owned oil, gas, and mineral leases and other mineral or royalty interests and any renewals and extensions of any leases, (2) all interest in leases acquired after the effective date of this Agreement pursuant to B. below, and any renewals and extensions of those interests in leases; (3) all equipment, machinery, supplies, and personal property used or obtained in connection with the Joint Property, except, any portion of the Joint Property to which an interest has been changed by non-participation in the drilling of a well; and (4) any existing wells or boreholes owned by First Party on the lands or leases described in Exhibit "A".

     B. If during the term of this Agreement, a Party purchases or in any other manner acquires an oil, gas, and/or mineral lease or leases or mineral interests (or any interest), on, in, or covering or affecting any of the lands located within the AMI, the Party purchasing or otherwise acquiring the interests (the "Acquiring Party") shall, within thirty (30) days after the date of the purchase or acquisition, deliver to the other Party a written notice setting forth the details concerning the purchase or acquisition, including the amount of consideration paid or agreed to be paid for the lease or interest. This notice should include all available title information concerning the purchase or acquisition. The Party notified shall have the option, which may be exercised only by written notice delivered to the Acquiring Party within twenty (20) business days after receipt of the notice, to acquire an interest in the newly acquired lease or interest equal to that Party's undivided interest in the Joint Property as set forth in the Operating Agreement. On exercising the option, the notified Party shall, within thirty (30) days, pay to the Acquiring Party the proportionate share of the cost of the purchase or acquisition of the acquired lease or interest, and the Acquiring Party shall deliver, within five (5) business days after receipt of payment in full, an Assignment or Conveyance of the interest in the acquired lease or interest on which the option has been exercised. The Acquired Property shall then become a part of the Joint Property. The Acquiring Party shall pay all delay rentals which may become due under the terms of any lease acquired, and submit an invoice to the other Party for its proportionate part of the rentals. If the option is not exercised within the time and in the manner provided for above, the notified Party shall have no interest in the property with respect to which the option was not exercised and that property shall no longer be subject to the terms of this Agreement.

VI.  Production in Kind

     Each Party shall have the right and option for taking time to separately market its share of production to which it may be entitled or may become entitled to take in kind or separately market under the terms of this Agreement. The right and option to taking kind may be exercised at any time and from time to time so long as there is production from the Contract Area.

VII. Operating Agreement

     A. Upon proposal of the first well, the parties will execute an Operating Agreement in the form of that attached as Exhibit "B," the terms of which are incorporated into this Agreement for all purposes, and which shall govern the operation of all leases and interests in the Contract Area and the drilling of any well under the terms of this Agreement.

     B. In the event of conflict between the terms or provisions of this Agreement and the terms or provisions of the Operating Agreement, the terms or provisions of this Agreement shall control.

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VIII. Term

     This Agreement shall be for a term commencing on the Effective Date and shall continue in force, except as otherwise provided, for a period of one year or until a later date on which all operations then being conducted by the terms of this Agreement have been completed and all obligations of the Parties provided for in this Agreement have been fully discharged. The term may be extended for additional one year periods from year to year for four consecutive one-year periods by the mutual consent of the Parties.

IX.  Notices

     Unless otherwise provided, all notices and communications to be given under the terms of this Agreement shall be delivered by U.S. Mail, or facsimile, addressed to the respective Parties as follows:

  First Party:   Lexington Oil & Gas Ltd., Co.
                 P.O. Box 812 Holdenville, OK 74848 FAX: 405-379-5665

  Second Party:  Dylan Peyton, LLC             Operator:  Avatar Energy, LLC
                 6211 W. Northwest Highway                6211 W. Northwest Hwy.
                 Ste. C-256                               Ste. C-256
                 Dallas, TX  75225                        Dallas, TX  75225
                 FAX: 214-692-9254                        FAX: 214-692-9254

  With a copy to: Dylan Peyton, LLC 2602 McKinney Avenue Suite 305 Dallas, TX 75204 FAX: 214-265-7727

     Unless otherwise specified in the notice, the date of a notice shall be the date on which the written or faxed notice is delivered to the Party to whom it is addressed. Each Party may change its address by notice to the other Party. No transfer of any interest pursuant to the terms of this Agreement shall be effective until the transferor or transferee (after complying with all other requirements of this Agreement) notify all other Parties of the address and designated representative of the transferee.

X.   Laws and Regulations

     The terms of this Agreement and all operations conducted under it shall be subject to all valid laws, rules, regulations, and orders of any regulatory body having jurisdiction, and be governed by the laws of the State of Oklahoma.

XI.  Assignability

     This Agreement shall be binding on the Parties and their respective heirs, successors and assigns. All rights created by this Agreement are freely assignable at anytime, but the Party assigning an interest shall give written notice to the other Party to this Agreement prior to the time of the Assignment.

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XII. Force Majeure

     The obligations of each Party, except for the payment of money, shall be suspended while, but only for so long as, a Party is prevented from complying with an obligation in whole or in part, by strikes, lockouts, acts of God, unavoidable accidents, uncontrollable delays in transportation, inability to obtain necessary materials in open markets, inadequate facilities for the transportation of materials, or as a result of any order, requisition, or necessity of the government, or other matters beyond the reasonable control of a Party, whether similar to the matters specifically enumerated above or not; provided, however, that performance shall be resumed within a reasonable time after the cause of force majeure has been removed; and provided further that no Party shall be required, against its will, to settle any labor dispute.

XIII. Captions and Titles

     The captions and titles used in this Agreement shall not be construed as adding meaning to the subject matter of this Agreement, but are used only for reference and convenience.

XIV. Definitions

     "Test Well" means any well the drilling of which is commenced during the term of this Agreement at a location on land which, on the date of the commencement of the drilling of the well, constitutes a part of the Joint Property or property pooled therewith.

XV.  Miscellaneous

     In the event any party should elect to abandon or release all or any part of its rights in the leases lying within the AMI, any renewals or extensions of those leases, or any Joint Property, the party electing to do so shall notify the Party no less than 30 days in advance of any abandonment or release, and if requested to do so, within 30 days of the receipt of notice by the other Party or Parties, shall immediately assign all rights to the other Party or Parties.

     This Agreement is binding on and shall inure to the benefit of the Parties and their respective heirs, devisees, legal representatives, successors, and assigns.

     This Agreement may be executed in any number of counterparts, each of which shall be considered an original for all purposes, and all counterparts together shall be deemed one and the same Agreement.

This Agreement is signed by each Party as of the date opposite their respective signatures, and when signed by Parties shall be deemed effective as of the stated Effective Date.


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                                 First Party
                                 Lexington Oil & Gas Ltd. Co.

                                 /s/ Grant Atkins
                                 ----------------------------------------
                                 Grant Atkins, Director

                                 /s/ Douglas Humphreys
                                 ----------------------------------------
                                 Douglas Humphreys, Vice President Operations


                                 Second Party
                                 Dylan Peyton, LLC

                                 /s/ Danial R. Schlachter
                                 ----------------------------------------
                                 Danial R. Schlachter, Member/Manager


                                 Avatar Energy, LLC.




Date: January 31, 2006           Danial R. Schlachter, Member/Manager


Exhibits:
         "A":     Contract Area List
         "B":     Operating Agreement




                                    EXHIBIT A


     E/2  Township  7 North,  Range 11 East;  Township  5 North,  Range 11 East;

Sections  26, 27, 28, 33,  34, 35  Township 6 North,  Range 11 East;  Township 8

North, Range 12 East;  Township 9 North, Range 12 East;  Township 9 North, Range

13 East;  N/2 Township 9 North,  Range 14 East,  Hughes and  McIntosh  Counties,

Oklahoma

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